Exhibit 99.1

GENESIS HEALTHCARE ANNOUNCES LEADERSHIP CHANGE

George V. Hager, Jr. Retires as CEO and Director

Board of Directors Appoints Current Chairman, Robert H. Fish as New CEO

Kennett Square, PA, (January 5, 2021) – Genesis Healthcare, Inc. (Genesis, or the Company) (NYSE:GEN), one of the largest post-acute care providers in the United States, announced today that George V. Hager, Jr. has decided to retire as the Company’s Chief Executive Officer (CEO) and Director. Genesis’ Board of Directors has appointed the Company’s current Chairman of the Board, Robert (“Bob”) H. Fish as CEO, effective today, January 5, 2021. Bob will remain Chairman of the Board.

Mr. Fish, a member of the Genesis Board of Directors since 2013 and Chairman since 2017, has extensive experience as a healthcare company executive, including significant experience in the long-term care industry. Mr. Hager will continue in a senior advisory role to the Company’s Board of Directors.

“The Board and I would like to thank George for 28 years of unwavering leadership and tireless commitment and service to the Company, its employees, patients, residents and families, and to the entire post-acute industry,” said Mr. Fish. “We are pleased that George will serve as a senior advisor to me and the Board of Directors, assisting with the transition, ongoing restructuring efforts and continued advocacy for the Company and the industry.”

“We are fortunate to have Bob step in as a leader with significant experience both inside and outside of Genesis. He brings expertise and continuity essential to Genesis as we continue to navigate the impact of COVID-19 and explore avenues to strengthen the Company financially,” said Mr. Hager. “It has been my honor to serve and lead this Company over the last 17 years. I would like to thank the senior management team as well as our Center leaders and caregivers for their dedication and commitment to Genesis and our patients, residents and families. I am also proud to have had the opportunity to bring our founder, Michael R. Walker’s, vision to fruition these many years,” continued Mr. Hager.

“I am pleased to become Genesis’ Chief Executive Officer and am excited to lead the Company as we look to emerge from the pandemic and navigate to recovery,” said Mr. Fish. “I look forward to sharing my vision and direction for the Company in the coming months.”

Mr. Fish has a long history with Genesis and its predecessor companies Genesis HealthCare Corp. and Genesis Health Ventures, Inc. He has served on its current Board of Directors since 2013 when he joined Skilled Healthcare Group, Inc. as CEO until its merger with Genesis in 2015. Additionally, from 2003 to 2007, he served as Lead Director of Genesis HealthCare Corp., and from 2002 to 2003 he served as Chairman and Chief Executive Officer of Genesis Health Ventures, Inc. During his career, Mr. Fish has served as Chairman, President or CEO of several other healthcare companies. Most recently, from 2018 to July 2020, he served as President, CEO and Director of Quorum Health Corporation, a publicly held operator of general acute care hospitals and outpatient services. From 2008 to 2012, he served as Chairman of REACH Medical Holdings, a regional air medical transport company, from 2005 to 2006 he served as Executive Chairman of Coram, Inc., a large home infusion provider. Previously, Mr. Fish served as President and Chief Executive Officer of St. Joseph Health System—Sonoma County and Valleycare Health System, both regional hospital systems in Northern California.

About Genesis HealthCare
Genesis HealthCare is a holding company with subsidiaries that, on a combined basis, comprise one of the nation's largest post-acute care companies, providing services to more than 325 skilled nursing facilities and assisted/senior living communities in 24 states nationwide. Genesis subsidiaries also supply rehabilitation therapy to approximately 1,100 healthcare providers in 44 states, the District of Columbia and China.  References made in this release to "Genesis," "the Company," "we," "us" and "our" refer to Genesis Healthcare, Inc. and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Genesis Healthcare Contact:

Investor Relations

610-925-2000

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